CONSULTING AGREEMENT


This Agreement is made effective as of September 14, 2000, by and between Cryocon, Inc., of 2250 N. 1500 W., Ogden, Utah 84404, and Dennis Wilson, of 801
W. State Road 436 Suite 2021, Altamonte Springs, Florida 32714.

In this Agreement, the party who is contracting to receive services shall be referred to as "CRYQ", and the party who will be providing the services shall be referred to as "Dennis Wilson".

Dennis Wilson has a background in Consulting, Database Network and is willing to provide services to CRYQ based on this background.

CRYQ desires to have services provided by Dennis Wilson.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on September 14, 2000, Dennis Wilson will provide the following services (collectively, the "Services"): Full service consulting, assisting public companies growing and developing their business. We do this utilizing our expertise in this area and our extensive database network. We will use our database network with over 20 million names, which will run 24 hours a day 6 days a week reaching over 129,000 people per day.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Dennis Wilson shall be determined by Dennis Wilson. CRYQ will rely on Dennis Wilson to work as many hours as may be reasonably necessary to fulfill Dennis Wilson's obligations under this Agreement.

3. PAYMENT. CRYQ will pay a fee to Dennis Wilson for the Services in the amount of $150,000.00. This fee shall by payable in a lump sum of 45,000 shares of free trading CRYQ stock.

4. EXPENSE REIMBURSEMENT. Dennis Wilson shall pay all "out-of-pocket" expenses, and shall not be entitled to reimbursement from CRYQ.

5. SUPPORT SERVICES. CRYQ will not provide support services, including office space and secretarial services, for the benefit of Dennis Wilson.

6. TERM/TERMINATION. This Agreement shall be effective for a period of 6 months after signing date of this agreement and completion of the 20,000,000 names.

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7. RELATIONSHIP OF PARTIES. It is understood by the parties that Dennis Wilson is an independent contractor with respect to CRYQ, and not an employee of CRYQ. CRYQ will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Dennis Wilson.

8. RETURN OF RECORDS. Upon termination of this Agreement, Dennis Wilson shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Dennis Wilson's possession or under Dennis Wilson's control and that are CRYQ's property or relate to CRYQ's business.

9. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

         IF for CRYQ:

                  Cryocon, Inc.
                  R. W. Brunson
                  President
                  2250 N. 1500 W.
                  Ogden, Utah   84404


         IF for Dennis Wilson:

                  Dennis Wilson
                  Dennis Wilson
                  CEO
                  801 W. State Road 436 Suite 2021
                  Altamonte Springs, Florida   32714

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

10. ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. AMENDMENT. This agreement may be modified or amended if the amendment is made in writing and is signed by both parties.


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12. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13.WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

Party receiving services:
Cryocon, Inc.



By: _/s/ Robert W. Brunson
    ----------------------------
         R. W. Brunson
         President



Party providing services:
Dennis Wilson



By: _/s/ Dennis Wilson
    ----------------------------
         Dennis Wilson
         CEO




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